Thermon Reports Third Quarter Fiscal 2024 Results
Correction to headline “Adjusting EPS Guidance”; no change to updated EPS or Adjusted EPS guidance range

Continuing Double-Digit Revenue, Net Income and EPS Growth
Deploying Capital to Drive Inorganic Growth
Raising FY 2024 Revenue and Adjusting EPS Guidance

AUSTIN, TX / ACCESSWIRE / February 1, 2024 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the third quarter ("Q3 2024") of the fiscal year ending March 31, 2024 ("Fiscal 2024"). Key highlights for Q3 2024 as compared to the three months ended December 31, 2022 ("Q3 2023") include:

•Produced record revenue of $136.4 million, an increase of 12%, driven by sales growth in US-LAM, Europe and Asia Pacific

•Realized fully diluted GAAP earnings per share ("EPS") of $0.46 and record non-GAAP adjusted EPS of $0.59, an increase of 86% and 13% respectively, due to continued growth led by the US-LAM region

•Generated net income of $15.8 million, an increase of 88%, and Adjusted EBITDA of $30.7 million, an increase of 3%, driven by volume growth and effective cost management

•Achieved gross profit of $57.4 million, an increase of 14%, and gross margin of 42.1%, as compared to 41.3%, an expansion of approximately 80 basis points due to higher volume and non-recurring charges from the Russia Exit in Q3 2023

•Delivered bookings of $124.4 million, a contraction of 1%, with 70% of orders in diversified end markets, and a book-to-bill ratio of 0.91x

•Closed the acquisition of Vapor Power in December 2023, accelerating our strategy to capture share in rapidly growing, diversified end-markets driven by decarbonization and electrification trends

"This was another solid quarter for Thermon, with continued growth in revenue, gross profit, net income and fully diluted GAAP EPS. The results are evidence of the successful execution of our strategy and our ability to operate efficiently and effectively in a dynamic environment,” said Bruce Thames, President and CEO. “Earnings per share were up 86%, largely due to resilient customer demand combined with productive, incremental investments in our strategic initiatives that continue to fuel profitable growth. Sales volume was driven by healthy demand in the US-LAM, EMEA and Asia Pacific, along with significant year-over-year revenue increases across diversified end markets such as Chemical, Power and Commercial. Decarbonization opportunities represented over 4% of revenues with the opportunities growing to represent over 20% of the pipeline, which will be further enhanced by the acquisition of Vapor Power. As we enter the fourth quarter of our fiscal year with a solid backlog, we see challenges in both mix and timing in the quarter."

Financial Highlights	Three Months Ended December 31,			Nine months ended December 31,

in millions, except per share data	2023	2022	% Change	2023	2022	% Change

Sales[1]	$136.4	$122.1	11.7%	$367.0	$318.1	15.4%
Point-in-Time	85.5	78.4	9.1%	223.3	199.5	11.9%
Over Time - Small Projects	17.3	16.9	2.4%	47.5	46.7	1.7%
Over Time - Large Projects	33.7	26.8	25.7%	96.2	71.9	33.8%
Net Income	15.8	8.4	88.0%	41.5	26.0	59.8%
EPS	0.46	0.25	86.2%	1.21	0.77	57.2%
Adjusted Net Income[2]	20.1	17.5	14.4%	50.4	38.8	29.8%
Adjusted EPS[2]	0.59	0.52	12.8%	1.47	1.15	27.7%
Adjusted EBITDA[3]	30.7	29.8	3.3%	80.6	68.2	18.2%

% of Sales:
Point-in-Time	62.7%	64.2%	-150 bps	60.8%	62.7%	-190 bps
Over-Time - Small Projects	12.7%	13.8%	-110 bps	12.9%	14.7%	-180 bps
Over-Time - Large Projects	24.7%	21.9%	280 bps	26.2%	22.6%	360 bps
Net Income	11.6%	6.9%	470 bps	11.3%	8.2%	310 bps
Adjusted Net Income[2]	14.7%	14.3%	40 bps	13.7%	12.2%	150 bps
Adjusted EBITDA[3]	22.5%	24.4%	-190 bps	22.0%	21.4%	60 bps

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million and Over Time - Large Projects are each equal to or greater than $0.5 million.
2 Net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."

Q3 2024 sales were $136.4 million as compared to $122.1 million in Q3 2023, an increase of $14.3 million, or 12%. Sales growth was a result of our customers' continued investments in the Power, Chemical, Commercial, Food & Beverage and Rail & Transit end markets as well as investments in decarbonization and electrification projects. There was no impact from the Vapor Power acquisition on sales in the quarter.

Backlog, excluding the Vapor Power acquisition, was $158.8 million as of December 31, 2023, representing a $5.9 million decrease, or 4%, as compared to Q3 2023 backlog of $164.7 million. Orders in Q3 2024 were $124.4 million compared to $126.0 million in Q3 2023, a decrease of $1.6 million, or 1%.

Balance Sheet, Liquidity and Cash Flow

Thermon maintained a strong and flexible balance sheet during Q3 2024. The net debt-to-Adjusted EBITDA ratio was 1.5x as compared to 1.1x in the prior year period, due to the financing of the Vapor Power acquisition and remains within our long term target range of 1.5x - 2.0x. Gross outstanding debt increased by $80.0 million to $213.3 million. Available liquidity at the end of the quarter totaled $120.3 million, including $55.4 million in cash and cash equivalents and $64.9 million available under credit agreements.

Working capital increased by 23.7% to $190.3 million during Q3 2024. Capital expenditures during the quarter were $2.2 million, up from $1.5 million in the prior year period. Cash from operating activities was $24.3 million and Free Cash Flow was $22.1 million.

The Company’s withdrawal from its operations in the Russian Federation through a disposition of its Russian subsidiary (the “Russia Exit”) is on track to be completed in the fourth quarter of Fiscal 2024 and Thermon received the requisite regulatory approvals in January 2024. During the three months ended December 31, 2023, the Company recorded a total charge of approximately $1.3 million or an impact of $0.04 to EPS, related to the Russia Exit.

Balance Sheet Highlights	Three Months Ended December 31,

in millions	2023		2022			% Change

Cash	$55.4		$35.4			56.5%
Total Debt	213.3		132.8			60.7%
Net Debt1 / TTM Adjusted EBITDA	1.5	x	1.1	x	0.4	x
Working Capital[2]	190.3		153.8			23.7%
Capital Expenditures	2.2		1.5			46.3%
Free Cash Flow[3]	22.1		17.5			25.9%

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Revised Outlook

Kevin Fox, Thermon's Chief Financial Officer, added, "Our team continued to perform well in the third quarter of the fiscal year as we executed the strategy presented at our investor day in November. This included the strategic acquisition of Vapor Power, a company with complementary technology that accelerates our diversification and decarbonization efforts. We are again raising our full-year Fiscal 2024 revenue guidance, to approximately $490 - $500 million. We are also adjusting full-year Fiscal 2024 GAAP EPS guidance to approximately $1.42 - $1.50 per share, with Adjusted EPS of approximately $1.76 - $1.84 per share."

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q3 2024 results during a conference call today, February 1, 2024 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Organic Sales" represents revenue excluding the impact of the Company's May 31, 2022 acquisition of Powerblanket and December 29, 2023, acquisition of Vapor Power. "Net Debt" represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2024 Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected fiscal 2024 Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Vapor Power acquisition, our execution of our strategic initiatives, our ability to complete the disposition of our Russian subsidiary and anticipated timing and associated charges and our ability to achieve our financial performance targets for fiscal 2026 and our fiscal 2024 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Sales	$136,427	$122,110	$366,975	$318,109
Cost of sales	79,017	71,660	207,798	184,508
Gross profit	57,410	50,450	159,177	133,601
Operating expenses:
Selling, general and administrative expenses	31,853	30,889	90,997	83,046
Deferred compensation plan expense/(income)	651	464	677	(499)
Amortization of intangible assets	2,121	2,367	6,735	7,072
Restructuring and other charges/(income)	1,336	2,668	2,221	2,668
Income from operations	21,449	14,062	58,547	41,314
Other income/(expenses):
Interest expense, net	(1,754)	(1,877)	(5,263)	(4,120)
Other income/(expense)	653	659	727	(592)
Income before provision for taxes	20,348	12,844	54,011	36,602
Income tax expense	4,511	4,419	12,506	10,637
Net income	$15,837	$8,425	$41,505	$25,965

Net income per common share:
Basic income per share	$0.47	$0.25	$1.22	$0.78
Diluted income per share	$0.46	$0.25	$1.21	$0.77
Weighted-average shares used in computing net income per common share:
Basic common shares	33,704	33,494	33,946	33,457
Fully-diluted common shares	34,202	33,880	34,325	33,756

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share per share data)
	(Unaudited)
	December 31, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$55,396	$35,635
Accounts receivable, net of allowances of and as of and March 31, 2023, respectively	120,624	97,627
Inventories, net	96,299	82,132
Contract assets	19,397	16,272
Prepaid expenses and other current assets	16,363	16,138
Income tax receivable	1,648	3,138
Total current assets	$309,727	$250,942
Property, plant and equipment, net of depreciation and amortization of and as of and March 31, 2023, respectively	67,932	63,288
Goodwill	268,538	219,612
Intangible assets, net	133,247	93,970
Operating lease right-of-use assets	14,482	13,570
Deferred income taxes	1,072	688
Other non-current assets	10,090	7,559
Total assets	$805,088	$649,629
Liabilities and equity
Current liabilities:
Accounts payable	$26,611	$27,330
Accrued liabilities	40,392	39,364
Current portion of long-term debt	15,945	10,222
Borrowings under revolving credit facility	32,500	14,500
Contract liabilities	15,414	8,483
Lease liabilities	3,429	3,364
Income taxes payable	5,448	6,809
Total current liabilities	$139,739	$110,072
Long-term debt, net	163,954	87,710
Deferred income taxes	10,835	12,084
Non-current lease liabilities	13,368	12,479
Other non-current liabilities	9,767	8,296
Total liabilities	$337,663	$230,641
Equity
Common stock: par value; authorized; and shares issued and outstanding at and March 31, 2023, respectively	$34	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	242,111	239,860
Accumulated other comprehensive loss	(53,421)	(58,100)
Retained earnings	278,701	237,195
Total equity	$467,425	$418,988
Total liabilities and equity	$805,088	$649,629

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Nine months ended December 31,
	2023	2022
Operating activities
Net income	$41,505	$25,965
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,075	14,557
Amortization of deferred debt issuance costs	236	230
Impairment of property, plant and equipment	—	367
Stock compensation expense	4,132	4,438
Deferred income taxes	(1,817)	(4,186)
Reserve for uncertain tax positions, net	—	36
Remeasurement (gain)/loss on intercompany balances	(836)	134
Changes in operating assets and liabilities:
Accounts receivable	(12,305)	1,145
Inventories	(5,329)	(18,047)
Contract assets and liabilities	(3,343)	4,447
Other current and non-current assets	(2,914)	(695)
Accounts payable	(1,793)	(4,066)
Accrued liabilities and non-current liabilities	(2,103)	1,433
Income taxes payable and receivable	80	5,847
Net cash provided by operating activities	$28,588	$31,605
Investing activities
Purchases of property, plant and equipment	(7,882)	(5,173)
Sale of rental equipment	75	163
Cash paid for acquisitions, net of cash acquired	(100,472)	(35,299)
Net cash provided by/(used) in investing activities	$(108,279)	$(40,309)
Financing activities
Proceeds from revolving credit facility	18,000	34,500
Payments on revolving credit facility	—	(10,000)
Proceeds from Term Loan A	100,000	—
Payments on long-term debt	(17,778)	(17,121)
Issuance costs associated with revolving line of credit and long term debt	(659)	—
Repurchase of employee stock units on vesting	(1,880)	(588)
Payments on finance leases	(145)	(62)
Net cash provided by/(used in) financing activities	$97,538	$6,729
Less: Net change in cash balances classified as assets held-for-sale	849	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	51	(754)
Change in cash, cash equivalents and restricted cash	18,747	(2,729)
Cash, cash equivalents and restricted cash at beginning of period	38,520	43,931
Cash, cash equivalents and restricted cash at end of period	$57,267	$41,202

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
GAAP Net income	$15,837	$8,425	$41,505	$25,965
Interest expense, net	1,754	1,877	5,263	4,120
Income tax expense/(benefit)	4,511	4,419	12,506	10,637
Depreciation and amortization expense	4,273	4,705	13,075	14,557
EBITDA (non-GAAP)	$26,375	$19,426	$72,349	$55,279
Stock compensation expense	1,444	1,994	4,132	4,438
Transaction-related costs[1]	1,592	—	1,859	126
Restructuring and other charges/(income)[1]	1,336	2,668	2,221	2,668
Other impairment charges/(income)[1]	—	5,666	—	5,666
Adjusted EBITDA (non-GAAP)	$30,747	$29,754	$80,561	$68,177
Adjusted EBITDA %	22.5%	24.4%	22.0%	21.4%

1 - Vapor Power acquisition cost and the fiscal 2024 charges relate to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
GAAP Net income	$15,837	$8,425	$41,505	$25,965
Transaction-related costs[1]	1,592	—	1,859	126	Operating expense
Amortization of intangible assets	2,121	2,367	6,735	7,072	Intangible amortization
Restructuring and other charges/(income)[1]	1,336	2,668	2,221	2,668	Operating expense
Impairments and other charges/(income)[1]	—	5,666	—	5,666
Tax effect of adjustments	(821)	(1,585)	(1,914)	(2,657)
Adjusted Net Income (non-GAAP)	$20,065	$17,541	$50,406	$38,840

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.59	$0.52	$1.47	$1.15

Fully-diluted common shares	34,202	33,880	34,325	33,756

1 - Vapor Power acquisition cost and the fiscal 2024 charges relate to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Cash provided by operating activities	$24,328	$19,074	$28,588	$31,605
Cash provided by/(used in) by investing activities	(102,705)	(1,499)	(108,279)	(40,309)
Cash provided by/(used in) by financing activities	102,134	(11,214)	97,538	6,729

Cash provided by operating activities	$24,328	$19,074	$28,588	$31,605
Less: Cash used for purchases of property, plant and equipment	(2,274)	(1,559)	(7,882)	(5,173)
Plus: Sales of rental equipment	41	33	75	163
Free cash flow provided (non-GAAP)	$22,095	$17,548	$20,781	$26,595